GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2014 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - February 17, 2015 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2014. Greenlight Re reported net income of $60.7 million for the fourth quarter of 2014, compared to net income of $83.9 million for the same period in 2013. Fully diluted net income per share for the fourth quarter of 2014 was $1.60, compared to fully diluted net income per share of $2.22 for the same period in 2013.

Fully diluted adjusted book value per share was $30.76 as of December 31, 2014, a 10.2% increase from $27.91 per share as of December 31, 2013.

"We are pleased with our progress and ability to attract new business in this competitive reinsurance market," said Bart Hedges, Chief Executive Officer of Greenlight Re. "Overall, our 2014 premium numbers decreased due to the impact of not renewing certain business, which we believe was inadequately priced. Our combined ratio was modestly impacted by the effect of adverse development on prior years' contracts and the deleveraging effect of flat costs on reduced premiums."

Financial and operating highlights for Greenlight Re for the fourth quarter ended December 31, 2014 include:

•
Gross written premiums of $74.3 million, compared to $124.8 million in the fourth quarter of 2013; net earned premiums were $75.2 million, a decrease from $141.5 million reported in the prior-year period.

•	An underwriting loss of $(4.6) million, compared to underwriting income of $7.9 million in the fourth quarter of 2013.

•	A net investment gain of 5.3% on Greenlight Re's investment portfolio managed by DME Advisors, LP compared to a net investment gain of 6.6% in the fourth quarter of 2013.

“In a persistently challenging reinsurance market, we have made progress finding new opportunities that we believe will bear favorable results,” stated David Einhorn, Chairman of the Board of Directors. “The Company remains focused on generating income and preserving capital while we continue to enhance our infrastructure and seek new business."

Financial and operating highlights for Greenlight Re for the year ended December 31, 2014 include:

•	Gross written premiums in 2014 of $324.0 million, compared to $535.7 million in 2013; net earned premiums were $354.2 million, a decrease from $547.9 million reported for the prior year.

•	Underwriting income of $11.6 million, compared to underwriting income of $37.5 million for 2013.

•	The combined ratio for the year ended December 31, 2014 was 102.9% compared to 97.1% for the year ended December 31, 2013.

•	Net investment income was $122.6 million, representing a return of 8.7%, compared to net investment income of $218.1 million during 2013 when Greenlight Re reported a 19.6% return.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2014 on Wednesday, February 18, 2015 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2014 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2014 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10059413

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre150218.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 18, 2015 until 9:00 a.m. Eastern time on February 26, 2015.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10059413. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

###

Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.

Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2014	2013

Assets
Investments
Debt instruments, trading, at fair value	$49,212	$4,312
Equity securities, trading, at fair value	1,266,175	1,282,156
Other investments, at fair value	115,591	107,211
Total investments	1,430,978	1,393,679
Cash and cash equivalents	12,030	3,722
Restricted cash and cash equivalents	1,296,914	1,334,074
Financial contracts receivable, at fair value	47,171	104,048
Reinsurance balances receivable	151,185	167,340
Loss and loss adjustment expenses recoverable	11,523	16,829
Deferred acquisition costs, net	34,420	51,797
Unearned premiums ceded	4,027	3,173
Notes receivable	1,566	16,049
Other assets	5,478	4,565
Total assets	$2,995,292	$3,095,276
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$1,090,731	$1,111,690
Financial contracts payable, at fair value	44,592	18,857
Due to prime brokers	211,070	314,702
Loss and loss adjustment expense reserves	264,243	329,894
Unearned premium reserves	128,736	173,057
Reinsurance balances payable	40,372	38,789
Funds withheld	6,558	10,126
Other liabilities	14,949	11,857
Performance compensation payable to related party	—	—
Total liabilities	1,801,251	2,008,972
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,129,648 (2013: 30,791,865): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2013: 6,254,949))	3,738	3,705
Additional paid-in capital	500,553	496,622
Retained earnings	660,860	551,268
Shareholders’ equity attributable to shareholders	1,165,151	1,051,595
Non-controlling interest in joint venture	28,890	34,709
Total equity	1,194,041	1,086,304
Total liabilities and equity	$2,995,292	$3,095,276

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2014, 2013 and 2012
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2014	2013	2012
Revenues
Gross premiums written	$324,023	$535,702	$427,844
Gross premiums ceded	(13,493)	(2,780)	24,275
Net premiums written	310,530	532,922	452,119
Change in net unearned premium reserves	43,710	14,977	14,595
Net premiums earned	354,240	547,899	466,714
Net investment income	122,575	218,140	78,941
Other income (expense), net	413	(950)	(259)
Total revenues	477,228	765,089	545,396
Expenses
Loss and loss adjustment expenses incurred, net	234,986	338,493	366,601
Acquisition costs, net	107,665	171,872	142,721
General and administrative expenses	21,926	21,718	17,539
Total expenses	364,577	532,083	526,861
Income before income tax expense	112,651	233,006	18,535
Income tax (expense) benefit	624	(538)	(86)
Net income including non-controlling interest	113,275	232,468	18,449
Income attributable to non-controlling interest in joint venture	(3,683)	(6,769)	(3,851)
Net income	$109,592	$225,699	$14,598
Earnings per share
Basic	$2.94	$6.13	$0.40
Diluted	$2.89	$6.01	$0.39
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,242,687	36,838,128	36,702,128
Diluted	37,874,387	37,585,167	37,361,338

The following table provides the ratios for the years ended December 31, 2014, 2013 and 2012:

	Year ended December 31
		2014			2013			2012
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	69.9%	16.1%	66.3%	65.5%	(48.1)%	61.8%	77.4%	101.2%	78.5%
Acquisition cost ratio	31.2%	19.7%	30.4%	31.7%	20.8%	31.4%	31.4%	14.0%	30.6%
Composite ratio	101.1%	35.8%	96.7%	97.2%	(27.3)%	93.2%	108.8%	115.2%	109.1%
Internal expense ratio			6.0%			3.2%			2.8%
Corporate expense ratio			0.2%			0.7%			1.0%
Combined ratio			102.9%			97.1%			112.9%